Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Registration Nos. 333-166862, 333-167822, 333-174282, 333-182964, 333-183557, 333-187710, 333-188066, 333-201824, 333-209000, 333-217182, 333-218807, and 333-237975), and Form S-8 (Registration Nos. 333-101651, 333-122844, 333-163396, 333-192531, 333-205661, 333-219204, and 333-233132) and related prospectuses of Lineage Cell Therapeutics, Inc. of our report dated March 11, 2021, with respect to the consolidated financial statements of Lineage Cell Therapeutics, Inc. and Subsidiaries, which appears in this Annual Report on Form 10-K for the year ended December 31, 2021.

/s/ OUM & CO. LLP

San Francisco, California

March 10, 2022